EXHIBIT 99


                                  PRESS RELEASE
                                  -------------


      CLINTON, NEW JERSEY, OCTOBER 28, 1997 ... UNITY BANCORP, INC. (AMEX: UBI, UBIWS), parent company of First Community Bank, announced today that the Board of Directors has appointed John F. Tremblay as President of First Community Bank and also President of the holding company Unity Bancorp, Inc. Mr. Tremblay brings with him twenty-seven years in New Jersey banking with extensive experience in profitable bank organization and operation, commercial and retail loan portfolio development and credit administration.

      Mr. Tremblay had been President and Chief Executive Officer of the Bank of Mid-Jersey in Bordentown, New Jersey up until 1997 when the bank was acquired by Summit Bank. During his tenure, the Bank of Mid-Jersey reversed three years of losses culminating in $12.5 million profit in 1994; improved core ROA from
1.01 to 1.49 and ROE from 10.7% to 14.3%; increased its assets by 15%, deposits by 14% and loans by 13% and non-performing assets declined 66%.

      The Bank of Mid-Jersey was a $600 million community bank with 20 offices in Mercer and Burlington counties. Prior to the Bank of Mid-Jersey, Mr. Tremblay held positions with numerous other banking institutions such as First Fidelity Bancorporation, First National Bank of Toms River and Midlantic National Bank, all in New Jersey.

      Robert Van Volkenburgh, Chairman and Chief Executive Officer of UNITY BANCORP, INC. states, "We are extremely pleased to have John Tremblay join our management team. With his extensive background in the banking industry, his broad experience will assist in the strong leadership, aggressive expansion and long term growth of the bank while continuing to enhance shareholder value."

      UNITY BANCORP, INC.'s subsidiary, First Community Bank is a community oriented full-service commercial bank, providing a wide range of business and consumer financial services through its main office in Clinton and its six branches located in Flemington, Linden, North Plainfield, Scotch Plains, Springfield and Union, New Jersey.


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